Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

FIRST AMERICAN FINANCIAL CORPORATION APPOINTS

ANTHONY K. ANDERSON TO BOARD OF DIRECTORS

SANTA ANA, Calif., Nov. 13, 2012 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance and settlement services for real estate transactions, announced today that Anthony K. Anderson has been appointed to the company’s board of directors.

Anderson recently retired from Ernst & Young LLP, after serving the firm for 35 years. During his tenure at the firm, he served as managing partner for the Pacific Southwest region and later for the Midwest region. In 2000, he was named vice chair and became a member of the firm’s governing executive board.

“Tony’s rich financial background and his extensive leadership experience will be a substantial asset to our board of directors,” said Parker S. Kennedy, chairman of First American Financial Corporation. “The expertise he developed serving large public companies will prove invaluable as we pursue our strategy for growth.”

Anderson previously served on the board of the Federal Reserve Bank of Chicago. He is a frequent speaker on the economy, corporate responsibility and diversity. He also is an active philanthropist, with a strong emphasis on education. He serves as chairman of the board of the Chicago Urban League and on the boards of the Lyric Opera of Chicago, The Chicago Council on Global Affairs, The Field Museum of Chicago, Chicago Symphony Orchestra and World Business Chicago. Anderson is a member of the American, California and Illinois Institutes of Certified Public Accountants. He earned a bachelor’s degree in accounting from Chicago State University.

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance and settlement services to the real estate and mortgage industries, that traces its heritage back to 1889. First American and its affiliated companies also provide title plant management services; title and other real property records and images; valuation products and services; home warranty products; property and casualty insurance; and banking, trust and investment advisory services. With revenues of $3.8 billion in 2011, the company offers its products and services directly and through its agents and partners in all 50 states and abroad. More information about the company can be found at www.firstam.com.

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First American Financial Appoints Anthony K. Anderson to Board of Directors

Media Contact:

Carrie Loranger

Corporate Communications

First American Financial Corporation

(714) 250-3298

Investor Contact:

Craig Barberio

Investor Relations

First American Financial Corporation

(714) 250-5214